PINNACLE PARTNERS, LLC
654 Broadway, Suite 5 | New York, New York 10012
 Telephone (212) 614-8952 | Facsimile (646) 390-6784


May 28, 2009

Asure Software
108 Wild Basin Road
Austin, TX 78746
Attention: Corporate Secretary

Re:	Director Nominations

Dear Corporate Secretary:

We are sending you this notice that we intend to nominate six directors for election to the Company's board of directors at the upcoming annual meeting - Cornelius Ferris, Pat Goepel, Robert Graham, Adrian Pertierra, David Sandberg, and Jeffrey Vogel to be nominated for election for the Director class that expires in 2009. We intend to deliver a proxy statement and form of proxy to holders of at least the percentage of the Common Stock required under applicable law to elect our nominees.

Stockholder who intends to make the nominations:
The Pinnacle Fund, LLLP
Address: 32065 Castle Court, Suite 100, Evergreen, CO 80439-3501

The Pinnacle Fund, LLLP ("Pinnacle Fund") is the registered holder of 500,000 shares of common stock of Asure Software ("ASUR", "Forgent Networks" or the "Company"), a Delaware corporation and beneficially owns 946,950 shares of the common stock of ASUR. The Red Oak Fund, L.P. ("RO Fund") beneficially owns 812,177 shares of common stock of ASUR. The RO Fund also manages the Bear Market Opportunity Fund ("Bear Fund") which beneficially owns 526,669 shares of the common stock of ASUR. Red Oak Partners, LLC ("RO Partners") is the general partner of RO Fund and altogether, RO Partners may be deemed to beneficially own 2,285,796 shares of the common stock of ASUR, representing 7.3% of the common stock outstanding as of March 11, 2009 as reported by ASUR. Based on the number of shares outstanding as of that reporting date, RO Fund is the Company's largest shareholder. David Sandberg is the managing member of RO Partners, such that RO Partners, the RO Fund, and David Sandberg have shared power to vote or direct the vote of, or to dispose or direct the disposition of the 946,950 shares of common stock held by Pinnacle Fund. Pinnacle Fund intends to appear in person through its representatives or by proxy at the meeting to nominate the persons specified in this notice.


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Information on each Nominee:

Cornelius (Neil) Ferris
Residence Address:	59 Presidential Drive, Southborough, MA 01772
Business Consultant

Pat Goepel
Residence Address:	16 Abbottswood Drive, Sudbury, Mass. 01776
Group COO, Patersons Global Payroll and HR

Robert (Bob) Graham
Residence Address:	400 Panamint Road, Reno, NV 89521
Manager, Ridge Partners LLC

David Sandberg
Business Address:	654 Broadway, Suite 5, New York, NY 10012
Residence Address:	121 Hillair Circle, White Plains, NY 10605
Managing Member and Portfolio Manager, Red Oak Partners, LLC

Adrian Pertierra
Business Address:	654 Broadway, Suite 5, New York, NY 10012
Residence Address:	222 East 19th St., Apt. 4E, New York, NY 10003
Senior Analyst, Red Oak Partners, LLC

Jeffrey Vogel
Residence Address: 	319 Blackstone blvd, Providence RI 02906
Partner, Liberty Capital


RO Partners manages the investments of, and has the authority to make investment decisions on behalf of, Bear Market Opportunity Fund, L.P. White Peaks Holdings LLC, and Red Oak Partners, LLC are both managers of Pinnacle Partners, LLC, the general partner of Pinnacle Fund, LLLP. White Peaks Holdings, LLC and Red Oak Partners LLC are both managers of Pinnacle Capital, LLC, the investment advisor of Pinnacle Fund, LLLP. Red Oak Partners, LLC, as manager of the Pinnacle Capital, LLC, has authority to make investment decisions on behalf of Pinnacle Fund, LLLP.

Attached in Exhibit A is a true and correct copy of the DTC report, serving as documentary evidence that Pinnacle Fund, LLLP is a holder of record of 500,000 shares of Forgent Networks as of May 15, 2009.

Of the nominees, Mr. Sandberg beneficially owns or controls 2,285,796 common shares through his affiliation with RO Partners, Mr. Graham directly owns 82,275 common shares and beneficially controls 746,829 common shares through Global Accelerator, Mr. Goepel beneficially owns or controls 87,785 common


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shares and Mr. Vogel owns 25,000 common shares.  Mr. Pertierra works for RO
Partners which owns or controls 2,285,796 common shares of ASUR securities and Mr. Ferris does not own any ASUR securities.

None of the proposed nominees has during the past five years (1) filed a petition under federal bankruptcy laws or any state insolvency law, (2) been convicted in a criminal proceeding or been a named subject of a criminal proceeding (excluding traffic violations and other minor offices), (3) been found by any court or competent jurisdiction to have violated any federal or state securities law or federal commodities law, or (4) been the subject of any order, judgment or decree limiting him from engaging in any type of business practice or in any activity in connection with the purchase or sale of any security or commodity. There is no arrangement or understanding anong any of the nominees named in this letter other than their agreement to serve if elected. All nominees meet the qualifications for an "independent" director under the standards of the NASDAQ Stock Exchange. None of the proposed nominees has engaged in any transactions with the Company during the most recently ended fiscal year or the current fiscal year, except as follows: At the time Iemployee was acquired by Asure in Asure's fiscal 2008, Bob Graham owned approximately 8.6% of Iemployee and received Asure stock and cash for his Iemployee shares. Additionally, Pat Goepel - through his A.P.P.D investment vehicle - owned less than 2% of Iemployee at the time of that transaction and received both ASUR stock and cash in that transaction.

Attached as Exhibit B is a description of the principal occupation or employment of each nominee during the past five years. Also attached as Exhibit C is the consent of each nominee to serve as a director if so elected. Our representative will appear in person at the meeting to nominate our nominees.


Kind Regards,




THE PINNACLE FUND, LLLP

By:	PINNACLE PARTNERS LLC,
	its general partner


	By:	______________________________
		David Sandberg, Managing Member


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